Bradford Cooke
Suite 301, 700 West Pender Street
Vancouver, BC

October 16, 2014

Board of Directors
Santa Fe Gold Corporation

Attn: Jakes Jordaan and Erich Hofer, Directors

Re: Resignation

Gentlemen:

I hereby resign as a member of the board of directors of Santa Fe Gold Corporation ("Corporation"), effective immediately. At the recent meetings of the board of directors of the Corporation, you were apprised of my concerns related to the Corporation, including circumstances related to the liquidity of the Corporation, the Corporation's ability to continue as a going concern, your discordant relations with Canarc nominees to the Corporation's management and board, and the your inappropriate last minute disclosures proposed to be included in the Corporation's annual report on Form 10-K.

My appointment to the board of directors was contemplated in the Share Exchange Agreement ("Agreement") dated July 15, 2014, by and between the Corporation and Canarc Resource Corp. ("Canarc"). The term of the agreement expired on October 15, 2014 and Canarc confirmed termination of the Agreement today.

At all times during my term as a director of the Corporation, I have acted in the interest of the Corporation to the best of my abilities. I, along with other members of the board of directors and officers of the Corporation, have repeatedly expressed concerns for the record that Jakes Jordaan has a significant personal and financial interest in the Corporation that gives rise to conflicts of interests and causes him to advocate for actions that are not in the best interests of the Corporation or its stakeholders. I believe his actions have given rise to irreconcilable differences that impair my ability to serve the Corporation to the best of my abilities. Consequently, I reserve the right to furnish a response to the Corporation's Item 5.02 disclosure of Form 8-K in accordance with Item 5.02(a)(3) of Form 8-K.

Sincerely

Bradford Cooke